Contact:

Barry J. Gordon Co-Chairman of the Board and Chief Executive Officer North Shore Acquisition Corp. (516) 487-0200

FOR IMMEDIATE RELEASE

NORTH SHORE ACQUISITION CORP.
APPOINTS CO-CHAIRMAN OF THE BOARD

Great Neck, New York, March 23, 2009 – North Shore Acquisition Corp. (OTC Bulletin Board: NSAQU, NSAQ, NSAQW) announced today that it has appointed Young-Joo Kim as its Co-Chairman of the Board.  Most recently, Mr. Kim served as the Chairman and Chief Executive Officer of NKBIO Co., Ltd., an anti-cancer cell therapy research firm.  Mr. Kim has not entered into an employment agreement with the Company and will not receive any cash or other compensation from the Company for services rendered to the Company until following the Company’s consummation of a business combination, if at all.

Mr. Kim stated, “I am very pleased to join the Board and work with the existing team towards delivering a high-quality target and maximizing shareholder value.”

Barry J. Gordon, the Company’s Co-Chairman of the Board and Chief Executive Officer, stated, “We are pleased to have Mr. Kim join North Shore.  We believe his addition will greatly benefit our public stockholders as he has access to significant deal flow and should assist us in successfully completing a transaction.”

The Company also announced that Arthur H. Goldberg resigned his position as a member of the Board of Directors.  Such resignation was made solely to allow Mr. Kim to join the Board inasmuch as North Shore’s by-laws permit a maximum of four directors.

North Shore Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business are not limited to a particular industry or geographic location.

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